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GUARDSMAN PRODUCTS, INC.                                        [GUARDSMAN LOGO]
Corporate Offices
3033 Orchard Vista Drive, S.E.
Suite 200
P.O. Box 1521
Grand Rapids, MI 49501-1521
616 957 2600
616 957 1236 FAX

                                 March 8, 1996

Dear Stockholder:

     I am pleased to inform you that on March 4, 1996, Guardsman Products, Inc. entered into a merger agreement with Lilly Industries, Inc. pursuant to which a wholly-owned subsidiary of Lilly has today commenced a tender offer to purchase all outstanding shares of Guardsman common stock at a price of $23.00 per share in cash. Under the merger agreement, the tender offer will be followed by a merger of Lilly's subsidiary into Guardsman. Any Guardsman shares that are not acquired through the tender offer will be converted in the merger into the right to receive $23.00 per share in cash.

     YOUR BOARD OF DIRECTORS, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE TENDER OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, GUARDSMAN AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS, SUBJECT TO ITS FIDUCIARY DUTIES, UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO LILLY'S SUBSIDIARY PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the enclosed Schedule 14D-9, including the opinion of its financial advisor (a copy of which is included as an exhibit to the Schedule 14D-9).

     Accompanying this letter is the referenced Schedule 14D-9, the written opinion of the Company's financial advisor, and the Offer to Purchase and related materials of Lilly and its subsidiary, including a Letter of Transmittal for use in tendering your shares. These documents set forth the terms and conditions of the tender offer and provide instructions as to how you can tender your shares. I urge you to read the enclosed materials carefully and consider all the factors set forth therein before making your decision with respect to the offer.

     On behalf of your Board of Directors and the Company's management, I thank you for your continued support over Guardsman's long history.

                                            Very truly yours,

                                            /s/ PAUL K. GASTON
                                            Paul K. Gaston

                                            Chairman of the Board